Exhibit 10.15

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of February 27, 2011 (the “Agreement”), between Axcan Pharma Inc. (“Axcan”), Axcan Pharma US Inc. (“Axcan US”), Axcan Holdings Inc. (“Parent,” and together with Axcan and Axcan US, the “Company”), and John Fraher (the “Executive”).

WHEREAS, prior to the completion of the acquisition of Eurand N.V., pursuant to a plan of arrangement with an affiliate of TPG Partners V. L.P., the Executive was Chief Executive Officer of Eurand N.V.

WHEREAS, the Company desires to hire the Executive to serve the Company and its operating subsidiaries as President of Axcan Pharma (“Axcan Pharma”) and having responsibility for the Company’s Pharmaceutical Technologies and Global Supply Chain, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. General.

The parties agree that, subject to the terms hereof, the Executive shall be employed as President of Axcan Pharma and having responsibility for the Company’s Pharmaceutical Technologies and Global Supply Chain, after the effective date hereof in accordance with the terms and conditions set out herein.

In connection with his employment, the Executive may, from time to time, be called upon to serve as a director or officer of one or more direct or indirect subsidiaries of the Company.

2. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as President of Axcan Pharma and having responsibility for the Company’s Pharmaceutical Technologies and Global Supply Chain, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 4 hereof (the “Employment Period”). The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the Company from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Company and all applicable policies and rules of the Company.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and any of its direct or indirect subsidiaries.

(c) During the Employment Period, the Executive may not, without the prior written consent of Parent, directly or indirectly, operate, participate in the management operations or control of, or act as an executive, officer, consultant agent or representative of, any type of business or service (other than as an executive of the Company); provided, that it shall not be a violation of this Section 2 for the Executive to (i) manage his personal, financial and legal affairs or (ii) engage in charitable or other endeavors, with respect to organizations listed on Exhibit A (which may be updated from time to time by the mutual consent of the parties) so long as such affairs or endeavors do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder; and provided, further, that Parent shall not unreasonably withhold consent to the Executive serving as a director on the board of any entity whose activities are not in competition, directly or indirectly, with those of the Company or any of its direct or indirect subsidiaries and the amount of time and attention required of the Executive to satisfy his obligations as such a director are not reasonably likely to detract from the execution of his duties and responsibilities hereunder in any material respect.

(d) The Executive’s office will be located in the Company’s offices in Bridgewater, New Jersey.

3. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of US$410,000 per annum (the “Base Salary”).

(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) for each fiscal year of the Company that ends during the Employment Period, with a target Annual Bonus of 50% of Base Salary, based on the achievement of annual Company performance objectives established by the board of directors of Parent (the “Board”) and annual individual performance objectives established in consultation between the Chief Executive Officer and the Executive no later than 90 days after the commencement of the applicable fiscal year, subject to the Executive’s employment with the Company through the applicable payment date of any such Annual Bonus (except as provided in Section 6(a)(2)).

(c) As soon as practicable after the Effective Date (as defined in Section 4 below), the Executive will receive a one-time nonrecurring grant of 300,000 options (the “Options”) to purchase shares (the “Shares”) of Parent, at an exercise price of $10.00 per Share (subject, with respect to the Premium Options, to increase as provided in the Option Agreements (as defined below)). With respect to the Options, 50% shall be Time-Based Options, as such term is defined in the Option Agreements, 25% shall be Premium Options, as such term is defined in the Option Agreements, and 25% shall be Performance Based Options, as such term is defined in the Option Agreements. The specific terms and conditions governing all aspects of the Options shall be provided in the Company’s management equity incentive plan (the “Plan”) and in the Option grant agreement (collectively with the Plan, the “Option Agreements”), in substantially the forms attached hereto as Exhibit B.

(d) The Executive will have the opportunity to purchase up to 41,079 Shares from Parent (the “Investment”) for an aggregate investment of four-hundred ten thousand seven hundred and ninety-six dollars ($410,796), subject to the Executive executing a subscription agreement reasonably satisfactory to Parent (the “Subscription Agreement”) and the Management Stockholders’ Agreement (as defined below). It is expected that all members of the Management Team will take advantage of this opportunity and make an investment in the Parent.

(e) The parties recognize that the purchase of any Shares upon the exercise of the Options, or any other purchase or issuance of Shares, including pursuant to the Investment as provided above, will be subject to the Executive’s execution of a Management Stockholders’ Agreement for Parent in substantially the form attached hereto as Exhibit C (the “Management Stockholders’ Agreement” and, together with the Option Agreements and the Subscription Agreement, the “Equity Agreements”). To the extent of any inconsistency between the Equity Agreements and this Agreement, the provisions of the Equity Agreements, if applicable, will prevail.

(f) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs (including the Company’s disability plan) provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or separation pay).

(g) The Company shall promptly reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company; provided that any reimbursement hereunder shall be requested and paid within one year after the Executive incurs the underlying expense.

(h) The Company shall, for so long as it continues to be a policy of the Company to provide a company car to any of its senior executives, provide the Executive with a car and assume costs related to its use and operation, or pay the Executive a car allowance of $10,200 U.S. per year, whichever method is the most advantageous to both parties; provided that any reimbursement hereunder shall be requested and paid within one year after the Executive incurs the underlying expense. In addition, the Company will provide car service from the Executive’s residence to the Company’s offices in

Bridgewater, New Jersey, for three days per week through February 28, 2013, after which this service will cease. In the event the provision of the car service is taxable to the Executive, the Company shall pay the executive an additional amount during each applicable payroll period sufficient to cover such taxes (including any taxes on the gross-up payment).

(i) Any obligation of the Company to pay salary or benefits under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at the Company’s sole and exclusive option, either by the Company directly or by any Affiliate of the Company that the Company causes to satisfy, meet or fulfill such obligation, in whole or in part. For purposes of this Section 3(i), the term “Affiliate”, when used in respect of any entity, shall mean any entity that is majority owned, or controlled, by such entity.

(j) In accordance with the Retention Plan Agreement dated September 20, 2010, the First Amendment to the Retention Plan Agreement dated November 28, 2010 and the Compensation Package for Chief Executive Officer letter dated January 14, 2011 (together, the “Retention Arrangements”), the Executive will receive a cash payment of $487,500, representing 25% of the “Retention Payment” and the “Additional Payment” under the Retention Arrangements; and a payment of $122,634 representing the retroactive payment due the Executive for the “First Trigger Date Retention Payment” under the Retention Arrangements for the difference between the Executive’s 2011 CEO Compensation and his compensation in his former position as Chief Commercial Officer of Eurand N.V., as soon as administratively possible following the “Closing Date” of February 11, 2011. Additionally, on the six-month anniversary of the Closing Date, the Executive will receive a one-time cash payment of $262,500, representing 35% of the Retention Payment. Except as provided in Section 6 below, the $262,500 payment is subject only to the Executive’s continued employment with the Company on such six-month anniversary and represents the final Retention Payment under the Retention Arrangements. In accordance with the Compensation Package for Chief Executive Officer letter dated January 14, 2011, an “Additional Bonus” of $125,000 will also be paid to the Executive in cash as soon as administratively possible following the Closing Date.

4. Employment Period.

The Employment Period shall commence on February 16, 2011 (the “Effective Date”) and shall terminate on the fifth anniversary of the Effective Date, provided that on the fifth anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty (60) days before any such anniversary (the anniversary date on which the Employment Period is scheduled to terminate shall be referred to herein as the “Scheduled Termination Date”). A notice of non-renewal given to the Executive by the Company as contemplated in this Section 4 shall be deemed a termination of employment by the Company of the Executive’s employment without Cause, and the Executive will be entitled to receive the payments and benefits set forth in Section 6(a). Notwithstanding the foregoing, the Executive’s employment hereunder, and the Employment Period, may be terminated prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of one hundred eighty (180) consecutive days.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following events: (i) gross negligence or willful misconduct of the Executive in connection with the performance of his duties hereunder; (ii) the Executive’s conviction of (or pleading guilty or pleading no contest or nolo contendere to) a felony or comparable crime in any jurisdiction that does not classify crimes using “felony”, other than minor traffic offenses and other minor offenses that are not inconsistent with the Company’s reasonable expectations of a person occupying the position of an executive officer of the Company; (iii) the Executive’s unauthorized removal, use or disclosure of the Company’s or any affiliate’s confidential information that could reasonably be expected to cause harm to the Company, provided, that the Executive shall, to the extent an unauthorized removal is reasonably susceptible to cure, be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such removal of confidential information; (iv) the performance by the Executive of any act or acts of dishonesty in connection with or relating to the Company’s or its affiliates’ business or the misappropriation (or attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property; or (v) a material breach of any of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its affiliates that is material to the employment relationship between the Company or any of its affiliates and the Executive or the relationship between the Company and the Executive as an investor or prospective investor in the Company, provided, that the Executive shall, to the extent a breach is reasonably susceptible to cure, be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such breach; or (vi) a breach of the Company’s policies or procedures, which breach causes or could reasonably be expected to cause harm to the Company or its business reputation; provided, that the Executive shall, to the extent a breach is reasonably susceptible to cure, be given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company to the Executive to cure such breach.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with a Notice of Termination (as defined in Section 5(a) below) at least sixty (60) days in advance of the Date of Termination (as defined in Section 5(b) below).

(f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the Executive’s consent: (i) any materially adverse change in the Executive’s title; (ii) any material diminution in the Executive’s authority or responsibilities; (iii) any material reduction, either from one year to the next or within the current year, in the Executive’s base salary or bonus opportunity, other than, in the case of bonus opportunity, a decrease that applies to a similarly situated class of employees of the Company or its affiliates; or (iv) a change in the Executive’s principal place of business to a location more than 50 miles from the Company’s Bridgewater, New Jersey location; provided, that Good Reason shall not occur unless the Executive shall have given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within sixty (60) days of the occurrence of such fact or circumstance, and the Company shall have sixty (60) days to cure such fact or circumstance and shall have failed to so cure.

5. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive or due to expiration of the Employment Period in accordance with Section 4) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 14(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated by the Company pursuant to Section 4(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 4(e) or 4(f) herein, which shall not be less than sixty (60) days after the Notice of Termination, (iv) if the Executive’s employment hereunder is terminated by expiration of the Employment Period in accordance with Section 4, the Scheduled Termination Date, and (v) if the Executive’s employment hereunder is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

6. Termination Payments.

(a) Without Cause or for Good Reason. In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, the Company shall pay or provide to the Executive:

(i)	within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid), and any unreimbursed business expenses eligible for reimbursement pursuant to Section 3(g) (the “Accrued Benefits”);

(ii)	in the event that the Executive terminates employment following the end of the fiscal year but prior to the date on which the Annual Bonus with respect to such fiscal year is paid, the Company shall pay the Executive the Annual Bonus in accordance with Section 3(b) as if he had remained employed on the payment date, provided that such payment shall be made at the same time as the Company’s other senior executives but in any event no later than March 15 of the calendar following the calendar year in which the fiscal year ends;

(iii)	within thirty (30) days following the Date of Termination, any unpaid Retention Payment;

(iv)	one hundred and fifty percent (150%) of (A) the Executive’s Base Salary on the Date of Termination (disregarding any diminution of Base Salary which, if uncured, would have constituted Good Reason) and (B) target Annual Bonus, payable in equal installments over an eighteen (18)-month period (commencing on the payroll period after the period in which the Executive’s Date of Termination occurs) in accordance with the Company’s standard payroll practices;

(v)	for the twelve (12)-month period commencing on the day after Executive’s Date of Termination, if and for so long as the Executive elects medical coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall pay to the Executive monthly an amount equal [on an after-tax basis] to the amount that the Company contributes toward the monthly premium cost of health insurance for Company employees (based on the election that the Executive had in effect at the Date of Termination); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive comparable medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be terminated, but the Executive shall have the right to receive the other payments provided herein unaffected by any duty to mitigate. The Executive shall promptly notify the Company of any such changes in his medical benefits coverage.

The payments and benefits provided under clauses (ii) through (v) of this Section 6(a) are subject to and conditioned upon (A) the Executive executing a valid general release and waiver (in the form provided by the Company) within the time period indicated in the release and waiver waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and (B) such waiver becoming effective in accordance with its terms, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 8 and 9(b) hereof; provided, that if the Executive fails to execute a timely general release and waiver, the Executive shall forfeit all rights under clauses (ii) through (v) of this Section 6(a) and the Company shall have a right to recover (1) any severance payments or benefits made before Executive’s forfeiture of rights hereunder, and (2) any attorney’s fees and costs for recovery. For the avoidance of doubt, upon a termination of the Employment Period without Cause or as a result of Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for this Section 6, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason. Except as provided in this Section 6(a), or pursuant to the terms of Sections 3(c), (d), or (h), as the case may be, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(b) Change in Control. Subject to Section 12(m), in the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, within twelve (12) months following a transaction or event constituting a Change in Control (as such term is defined in the Option Agreements), the Company shall provide the Executive with all payments and benefits described in Section 6(a) above, except that the amounts payable under clause (iii) of Section 6(a) above shall be payable immediately rather than over an eighteen (18)-month period.

(c) Cause, or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause in accordance with Section 4(e) or voluntarily by the Executive other than for Good Reason in accordance with Section 4(f), the Company shall pay the Executive, within thirty (30) days following the Date of Termination, the Accrued Benefits. Except as provided in this Section 6, and, as the case may be, except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement after a termination by the Company for Cause or voluntarily by the Executive other than for Good Reason.

(d) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, the Accrued Benefits, within thirty (30) days following the Date of Termination,. Except as provided in this Section 6, and, as the case may be, except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement after a termination as a result of the Executive’s death or Disability.

(e) Any Termination. On any termination of the Executive’s employment under this Agreement, the Executive shall be entitled to any other or additional benefits in accordance with the then-applicable terms of any applicable plan, program, governance document, agreement, or arrangement of the Parent, the Company or any of their affiliates (collectively, “Company Arrangements”).

(f) No Mitigation/No Offset. The Executive shall not be required to mitigate amounts payable under this Section 6 by seeking other employment or otherwise, and there shall be no offset against amounts due to the Executive under this Section 6 on account of any subsequent employment, except as provided in clause (v) of Section 6(a).

7. Legal Fees; Officers’ Liability Insurance.

(a) The Company agrees to pay, or reimburse the Executive for, an amount up to $12,000.00 for expenses (including, without limitation, attorneys’ fees and disbursements) reasonably incurred in connection with the preparation and negotiation of this Agreement, payment or reimbursement to be made within ten (10) days after submission of reasonable supporting documentation.

(b) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.

(c) During the Employment Period and for a period of six (6) years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officer, as such coverage may be amended from time to time for such directors and officers generally.

8. Non-Solicitation.

During the Employment Period, and for twelve (12) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of Parent, Axcan, Axcan US or any of their respective affiliates to perform services for any entity (other than Parent, Axcan, Axcan US or their respective affiliates), or attempt to induce any such employee to leave the employ of Parent, Axcan, Axcan US or their respective affiliates, or interfere in any manner with any such employee’s relationship with Parent, Axcan, Axcan US or their respective affiliates, or solicit hire or engage on behalf of himself or any other Person (as defined below) anyone who was employed by Parent, Axcan, Axcan US or their respective affiliates during the six-month period preceding such hiring or engagement. Nothing herein shall preclude the Executive or such other person or entity from using any public advertising of a nature not specifically directed to employees of Parent, Axcan, Axcan US or any of their affiliates to solicit or hire employees of Axcan, Axcan US or Parent or their respective affiliates if such employees initiate contact with the Executive further to such advertising without specific solicitation.

9. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to Parent, Axcan, Axcan US or their respective affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of Parent, Axcan, Axcan US or their respective affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, but shall exclude information that:

(i)	is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the Executive in breach of his or her obligations;

(ii)	is or becomes available to the Executive on a non-confidential basis from a source other than the Executive unless the Executive knows after due inquiry that such source is prohibited from disclosing the information to the Executive by a contractual, fiduciary or other legal obligation to the Company or any of its affiliates; or

(iii)	is or was independently acquired or developed by the Executive after the termination of his or her employment without violating the Executive’s obligations under this Agreement or any other obligation of confidentiality the Executive may have to the Company or any of its affiliates.

(b) The Executive and the Company agree that Parent, Axcan, Axcan US or their respective affiliates would likely suffer significant harm from the Executive’s competing with Parent, Axcan, Axcan US or their respective affiliates during the Employment Period and for some period of time thereafter. Accordingly, during the Employment Period and, for a period of twelve (12) following the Date of Termination, Executive willingly and knowingly agrees that for a period of one (1) year after his Date of Termination he will not work for any firm, corporation, partnership or other entity or venture which engages in a Competitive Business (as defined below), where such activity involves Executive, regardless of titles or designated roles, serving in the same or substantially similar capacity as that held by the Executive during his employment with the Company. Executive agrees that the above-referenced restrictions on potentially competitive employment are reasonable and that such restrictions cannot, by nature of the industry, be limited to certain geographical areas,

For purposes of this restrictive covenant a “Competitive Business” means any company that on the Date of Termination is a company that provides products or services that compete directly with those of the Company. These companies will be specifically identified by the Company on the Date of Termination and set forth in a schedule that will be attached at that time to this Agreement and incorporated herein by reference.

(c) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or any of its affiliates, which is of a confidential nature relating to the Company or any of its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive hereby agrees not to defame or disparage Parent, Axcan, Axcan US or any of their respective affiliates and any of the officers, directors, members or executives of the foregoing, nor shall the Company issue any press release or make any authorized corporate communications that defame or disparage the Executive. The Executive hereby agrees to reasonably cooperate with Parent, Axcan, Axcan US or any of their respective affiliates in refuting any defamatory or disparaging remarks by any third party made in respect of Parent, Axcan, Axcan US or any of their respective affiliates or any directors, members, officers or executives of the foregoing. The Executive hereby agrees to refer any and all reference checks regarding his employment with the Company to a Human Resources Representative and acknowledges that consistent with Company policy, references will be limited to confirmation of employment and last position held.

(e) Notwithstanding anything in this Agreement or elsewhere to the contrary, nothing shall preclude the Executive or the Company from making truthful statements, or from disclosing documents or information, (A) when required by applicable law, regulation, order, or the like, (B) in connection with any proceeding to enforce the terms of this Agreement, or (C) in confidence to any attorney for the purpose of securing legal advice.

10. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to Parent, Axcan, Axcan US or any of their respective affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 8 and 9 hereof. In the event that the Executive breaches any such restrictive covenant Parent, Axcan, Axcan US or any of their respective affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If Parent Axcan, Axcan

US or any of their respective affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that Parent, Axcan, Axcan US or any of their respective affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Parent, Axcan, Axcan US or any of their respective affiliates has an adequate remedy at law. The foregoing shall not prejudice Parent’s, Axcan’s, Axcan US’s or any of their respective affiliates’ right to require the Executive to account for and pay over to Parent Axcan, Axcan US or any of their respective affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8 and 9 hereof.

11. Indemnification. The Executive shall be entitled to all rights to indemnification (including advancement of expenses) to the maximum extent permitted under any Company’s Certificate of Incorporation or By-laws, and such rights shall at no time be less favorable than those to which any other executive officer or director of any Company is entitled.

12. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company or Parent:

Axcan Pharma, Inc.

100 Somerset Corporate Boulevard

Bridgewater, New Jersey USA 08807

Attn: F. Verwiel

If to the Executive:

John Fraher

With a copy to:

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

Attn: Robert M. Sedgwick, Esq.

Fax: (212) 735-8708

or to such other address as any party hereto may designate by notice to the others or, in the case of the Executive, to such other address as is his current principal residence according to the employment records of the Company.

(b) This Agreement and the agreements or arrangements expressly referenced herein, including without limitation the benefits as set forth in Section 3 hereof, shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersede and are in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. Any such instrument shall designate the provisions of this Agreement being amended/waived. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment, other than his employment with Eurand N.V. and its affiliates (or any predecessor thereof), with respect to his duties and responsibilities hereunder.

(f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Executive shall be entitled, to the extent permitted under applicable law and applicable agreement or employee benefit plan, to select and change a beneficiary or beneficiaries in accordance with the terms of the agreement or plan to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, executor or other legal representative.

(g) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(h) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(i) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, provincial, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(j) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(l) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(m) Notwithstanding anything to the contrary herein, in the event any payment hereunder would result in the imposition of an excise tax pursuant to Section 409A of the Code (the “409A Excise Tax”), the Executive agrees that such payment shall be postponed to the date that is the earliest date upon which such payment would no longer result in the imposition of a 409A Excise Tax. Furthermore, if the Executive is a “specified employee” (under Internal Revenue Code Section 409A), any benefit as to which Section 409A penalties could be assessed that becomes payable to the Executive on account of Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) will not be paid to the Executive until after the end of the sixth calendar month beginning after separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest or other earnings on any of them. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. Each payment under this Agreement shall be considered a separate payment for purposes of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2).

(n) This Agreement (including any attachments and exhibits hereto) contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment or other agreement regarding Executive’s compensation or terms of employment entered into prior to the Effective Date. For the avoidance of doubt, the parties acknowledge that the foregoing sentence shall (i) apply to the Compensation Package agreement between the parties dated January 14, 2011, the Retention Plan Agreement between the parties dated September 20, 2010, the First Amendment to Retention Plan Agreement dated November 28, 2010, and the Executive Change in Control Agreement between the parties dated June, 2009, and (ii) not be applicable prior to the Effective Date. Notwithstanding the foregoing, any Proprietary Information and Inventions Agreement (or similar agreement), or Indemnification Agreement, previously executed by the Executive, shall remain in full force and effect.

(o) The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (a) concerning the subject matter hereof or (b) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above

John Fraher

/s/ John Fraher
Name: JOHN FRAHER
27 February 2011

Axcan Pharma Inc.

/s/ Frank Verwiel
Name: FRANK AGM VERWIEL
Title: C.E.O.
27 February 2011

Axcan Pharma US, Inc.

/s/ Frank Verwiel
Name: FRANK AGM VERWIEL
Title: C.E.O.
27 February 2011

Axcan Holdings Inc.

/s/ Frank Verwiel
Name: FRANK AGM VERWIEL
Title: C.E.O.
27 February 2011

EXHIBIT A

Additional Agreed Upon Activities

EXHIBIT B

Option Agreements

EXHIBIT C

Management Stockholders’ Agreement